Exhibit (a)(1)(x)

Now that the Option Exchange Program is about to expire, we wish to advise you that Option holders who elect to participate and successfully tender their Options should expect to receive payment by no later than August 31, 2005. The expected payroll dates for each country are now published on the Celestica Global Intranet site under "Option Exchange". The option exchange link is attached below. All other terms and conditions of the Offer remain as set forth in the Offer Statement and Letter of Transmittal as previously furnished to holders of the Options.

http://clsdb01.ca-chq.celestica.com/global/comm/homepage/corp_hr_hp.nsf